Exhibit 10.1

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

ANNUAL CASH BONUS PLAN

Effective January 1, 2008

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

ANNUAL CASH BONUS PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1 Purpose. The purpose of the Plan is to enable Momentive Performance Materials Holdings Inc. (the “Company”) and its Subsidiaries to attract, retain and motivate certain key employees of the Company and such Subsidiaries by providing cash performance awards under the Plan.

1.2 Effective Date. This Plan is effective for Plan Years beginning on and after January 1, 2008.

ARTICLE II

DEFINITIONS

As used in this Plan the following terms have the meanings stated. The singular includes the plural, and the masculine gender includes the feminine and neuter genders, and vice versa, as the context requires.

2.1 “Board” shall mean the Board of Directors of the Company.

2.2 “Bonus Award” shall mean the amount payable as a bonus pursuant to Article V of the Plan.

2.3 “CEO” shall mean the Chief Executive Officer of the Company.

2.4 “Compensation Committee” shall mean the Compensation Committee of the Board.

2.5 “Employee” shall mean any employee of the Company and its Subsidiaries, including the CEO of the Company and executives who report directly to the CEO.

2.6 “Employer” shall mean the Company and its Subsidiaries.

2.7 “Participant” shall mean an Employee who has been selected by the Plan Administrator for participation in the Plan for a Plan Year.

2.8 “Performance Goal” shall mean such performance goals and objectives as are established by the Plan Administrator pursuant to Section 5.2 of the Plan.

2.9 “Plan Administrator” shall mean an individual or a committee as may be appointed by the Compensation Committee or, if no such individual or committee is in office, the Compensation Committee. The initial Plan Administrator shall be a committee made up of the CEO and Human Resources Manager of Momentive Performance Materials Inc. The Compensation Committee shall have the power to change the Plan Administrator at any time.

2.10 “Plan Year” shall mean the fiscal year of the Company.

2.11 “Subsidiary” shall mean (i) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any corporation or trade or business (including, without limitation, a partnership or limited liability company) which is controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest) by the Company or one of its Subsidiaries; or (iii) any other entity, approved by the Plan Administrator as a Subsidiary under the Plan, in which the Company or any of its Subsidiaries has an equity or other ownership interest.

ARTICLE III

ADMINISTRATION

3.1 Plan Administrator. The Plan shall be administered by the Plan Administrator. Notwithstanding the foregoing, approval by the Compensation Committee shall be required for (i) the maximum pool available for target and maximum Bonus Awards in any Plan Year, (ii) the criteria for all Performance Goals in any Plan Year, (iii) the Performance Goals in any Plan Year that are based on the global performance of Momentive Performance Materials Inc. and its Subsidiaries, (iv) the target and maximum Bonus Awards available for the CEO of the Company and all executives who report directly to the CEO and (v) payment of the actual Bonus Awards for the CEO and executives who report directly to the CEO and payment of the aggregate Bonus Awards for all other Participants.

3.2 Powers of the Plan Administrator. Except as set forth in Section 3.1, the Plan Administrator shall have the exclusive authority and responsibility to: (i) interpret the Plan; (ii) approve the designation of eligible Participants; (iii) set the Performance Goals for Bonus Awards within the Plan guidelines; (iv) certify attainment of Performance Goals and other material terms; (v) reduce Awards as provided herein; (vi) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (vii) adopt, amend and rescind rules and regulations relating to the Plan; and (viii) make all other determinations and take all other actions necessary or desirable for the Plan’s administration including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan in the manner and to the extent it shall deem necessary to carry the Plan into effect.

Decisions made by the Plan Administrator shall be made by a majority of its members. The Plan Administrator shall have exclusive and final authority in all determinations and decisions affecting Employees. All decisions of the Plan Administrator on any question concerning the interpretation and administration of the Plan shall be final, conclusive and binding upon all Employees. The Plan Administrator may rely on information, and consider recommendations, provided by the Compensation Committee or the executive officers of the Company.

ARTICLE IV

ELIGIBILITY

4.1 Eligibility Requirements. The Plan Administrator shall determine for each Plan Year the Employees who shall be eligible to participate in the Plan for such Plan Year. The Plan Administrator may, in its sole discretion, condition Plan participation upon the Employee’s execution of an agreement containing restrictions on the use and disclosure of confidential information, non-competition and non-solicitation of employees and suppliers of the Company and its subsidiaries, and such other terms and conditions as the Plan Administrator deems appropriate.

ARTICLE V

BONUS PROVISIONS

5.1 Bonus Amounts. An Employee’s Bonus Award may be expressed, in the sole discretion of the Plan Administrator, as a fixed dollar amount, a percentage of base pay, or an amount determined pursuant to an objective formula or standard. Establishment of a Bonus Award for any Employee for a Plan Year shall not imply or require that the same level Bonus Award be set for any subsequent Plan Year. Except as set forth in Section 3.1, the Plan Administrator may, in its sole discretion, establish minimum, maximum and target Bonus Awards for each eligible Employee. An Employee who is hired or promoted after the Plan Year has commenced and is selected to participate in the Plan may be eligible for a Bonus Award, determined by the Plan Administrator in its sole discretion.

5.2 Bonus Targets.

(a) A Participant’s bonus for a Plan Year shall be conditioned upon the attainment of such Performance Goals for such Plan Year as the Plan Administrator or the Compensation Committee, as applicable, deems appropriate. Such Performance

Goals may be adjusted, in the discretion of the Plan Administrator, for changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.

(b) Performance Goals may be based on one or more of the following criteria (which are intended to be illustrative and not exclusive): (i) the attainment of certain target levels of, or a percentage increase in, earnings before interest, taxes, depreciation and amortization or after-tax or pre-tax profits of the Company including, without limitation, that attributable to continuing and/or other operations of the Company (or a Subsidiary, division, or other operational unit of the Company); (ii) the degree to which a division achieves the contributed margin target or goal for the division; (iii) the attainment of certain target levels of, or a specified increase in, free or operational cash flow of the Company (or a Subsidiary, division, or other operational unit of the Company); (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of, or increase in, all or a portion of controllable expenses or other expenses of the Company (or a Subsidiary, division or other operational unit of the Company); (v) the attainment of certain target levels of, or a specified percentage increase in, revenues, net income or earnings before income tax of the Company (or a Subsidiary, division, or other operational unit of the Company); (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital of the Company (or any Subsidiary, division, or other operational unit of the Company); and (vii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on cash flow return on investment formula of the Company (any Subsidiary, division or other operational unit of the Company. All Performance Goals based on the performance of any Subsidiary, division, or other operational unit of Momentive Performance Materials Inc. shall be consistent with applicable Performance Goals based on the global performance of Momentive Performance Materials Inc. and its Subsidiaries, unless otherwise approved by the Compensation Committee. The Plan Administrator, or the Compensation Committee, as applicable, may, in their or its sole discretion: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

(c) In the event of an extraordinary event (such as a corporate transaction, change in accounting method or other similar event), the Plan Administrator, or the Compensation Committee, as applicable, may, in their or its sole discretion, adjust the Performance Goals to the extent necessary to appropriately reflect the impact of the extraordinary event on an economic equivalent basis.

5.3 Plan Administrator Certification. No Employee shall receive any Bonus Award under the Plan unless the Plan Administrator has certified, by resolution or other appropriate action, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Goals established for the Plan Year have been satisfied. Notwithstanding the foregoing, it shall be the authority of the Compensation Committee to determine that any Bonus Award to the CEO and any executive who reports directly to the CEO has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Goals established for the Plan Year with respect to the CEO and such executives have been satisfied.

5.4 Time of Payment. Bonus Awards will be paid as soon as administratively feasible after the Plan Year in which it is earned, but not before the Plan Administrator makes the certification set forth in Section 5.3. The Plan Administrator shall use its reasonable efforts to make a determination with regard to satisfaction of the Performance Goals within one hundred and twenty (120) days after the end of each Plan Year. All Bonus Awards earned for a Plan Year shall be paid no later than December 31st of the following Plan Year.

5.5 Form of Payment. All Bonus Awards shall be paid in cash, subject to applicable tax withholding requirements.

5.6 Employment Condition. No Bonus Award for a Plan Year shall be made to any Participant who is not an active employee in good standing on the date that the Bonus Award is paid, unless otherwise determined in the discretion of the Plan Administrator.

ARTICLE VI

GENERAL PROVISIONS

6.1 No Right to Bonus or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company, the Compensation Committee or the Plan Administrator in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a bonus under the Plan, or any legal right to be continued in the employ of the Company or any Subsidiary. The Company and each Subsidiary expressly reserve any and all rights to discharge an Employee in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise.

6.2 No Right to Continued Employment. The Plan is not an agreement of employment and it shall not grant any Employee any rights of employment.

6.3 Discretion of Company, Compensation Committee and Plan Administrator. Any decision made or action taken by the Company or by the Compensation Committee or by the Plan Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the sole discretion of such entity and shall be conclusive and binding upon all persons.

6.4 Absence of Liability. A member of the Board or a member of the Plan Administrator or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission.

6.5 No Funding of Plan. Neither the Company nor any Subsidiary shall be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company and its Subsidiaries. Neither the Company nor any Subsidiary shall, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

6.6 Non-Transferability of Benefits and Interests. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant.

6.7 Withholding. The Company and its Subsidiaries shall have the right to make such provisions as it deems necessary or appropriate to satisfy any withholding obligations it may have under federal, state or local income or other tax laws. The Company and its Subsidiaries shall have no liability for any tax imposed on a Participant as a result of amounts paid or payable to such Participant under the Plan.

6.8 Successors and Assigns. This Plan shall be binding upon the successors or assigns of the Company.

6.9 Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of New York without regard to conflict of law principles.

6.10 Amendment, Suspension or Termination of Plan. The Compensation Committee or the Plan Administrator may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan.

6.11 Headings and Captions. The headings and captions of sections of this Plan are for convenience of reference only and are not intended to qualify the meaning of any section.